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                                                                     Exhibit 5.1





                                    April 23, 1998





NB Capital Corporation
125 West 55th Street
New York, NY  10019



                          Issuance by NB Capital Corporation
                      of up to Twelve Million Depositary Shares
                      -----------------------------------------


Ladies and Gentlemen:

     We have acted as counsel for NB Capital Corporation, a Maryland corporation (the "Company"), in connection with the Registration Statement on Form S-11 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on April 1, 1998, and amended on the date hereof, under the Securities Act of 1933, as amended (the "Act"), with respect to up to twelve million depositary shares (the "Depositary Shares"), each representing a one-fortieth interest in a share of 8.35% Noncumulative Exchangeable Preferred Stock, Series A (the "Series A Preferred Shares"), of the Company. The Depositary Shares are described in the prospectus (the "Prospectus") included in the Registration Statement to which this opinion is an exhibit.

     In that connection, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

     Based upon the foregoing, we are of the opinion that when (a) the registration requirements of the Act and such state blue sky or securities laws as may be applicable have been complied with, (b) the Depositary Shares have been duly issued and sold in the

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manner contemplated by the Registration Statement and (c) The Bank of Nova
Scotia Trust Company of New York (the "Depositary") has duly executed the receipts evidencing the Depositary Shares in accordance with the terms of the Deposit Agreement between the Company, National Bank of Canada, the direct parent of the Company, and the Depositary (the holders of the Series A Preferred Shares having deposited the Series A Preferred Shares with the Depositary pursuant to the Deposit Agreement), such Depositary Shares will represent legal and valid interests in the Series A Preferred Shares.

     Our opinion expressed herein is limited to the law of the Sate of New York and the Federal law of the United States, and we do not express any opinion herein concerning any other law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "Legal Matters" contained in the Prospectus.

                                        Very truly yours,

                                        /s/ Sherman & Sterling